Exhibit 10.1

AGREEMENT AND RELEASE

This Agreement and Release (“Agreement”) is made and entered into this 23rd day of January, 2008, among Vineyard Bank, National Association, a national banking association (“Bank”), Vineyard National Bancorp, a California corporation (“Bancorp”) and Norman Antonio Morales (“Morales”).  The parties have agreed that Morales’ employment with Bank, Bancorp and all parents, subsidiaries and affiliates of Bank and Bancorp (collectively, the “Vineyard Entities”) shall terminate effective January 23, 2008 (the “Separation Date”).  The following confirms the terms and conditions of a mutually agreed upon separation and release of claims among Bank, Bancorp and Morales.

1. Termination of Employment; Resignation from Board of Directors.  Morales’ employment with each of the Vineyard Entities will be terminated effective as of the Separation Date, and Morales hereby resigns from the board of directors of each of the Vineyard Entities, including, without limitation, Bancorp, Bank, 1031 Exchange Advantage, Inc. and 1031 Funding & Reverse Corp., effective as of the Separation Date.  Morales will be relieved of all duties and responsibilities related to his positions as of that date.

2. Payments.  Promptly following the expiration of the revocation period set forth in Section 8 of this Agreement, and provided that Morales is in compliance with the terms and conditions of this Agreement, Bank or Bancorp shall:

(a) Pay to Morales a lump sum payment in the amount of One Million One Hundred and Fifty Thousand Dollars ($1,150,000), less all applicable state and federal withholdings;

(b) Reimburse Morales for premiums incurred by Morales in continuing group health insurance coverage pursuant to COBRA through January 23, 2009.  After January 23, 2009, Morales shall be eligible to continue group health insurance coverage pursuant to COBRA at Morales’ own expense.  Morales shall not be eligible, however, to receive or accrue other benefits, such as vacation, sick leave or holiday pay;

(c) Transfer to Morales any and all interest of the Vineyard Entities in the equity membership held by Morales at the Shady Canyon Country Club;

(d) Transfer to Morales good and marketable title to that certain 2007 Mercedes S65, California license number 6BPS655; and

(e) Use commercially reasonable best efforts to facilitate the transfer of its entire interest in the “key-man” term life insurance policy to Morales, under which Morales is the insured party and Bancorp is the current designated beneficiary.  Upon such transfer, Morales shall be the sole owner of such policy and shall be responsible for any and all remaining insurance premiums and shall have the compete and absolute discretion to designate and re-designate beneficiaries of the policy from time to time.

3. Consulting Arrangement.  Morales shall be placed on a consulting relationship with Bank and Bancorp commencing on the Separation Date and ending on January 22, 2009 (the “Consulting Period”).  During the Consulting Period, Morales agrees to make himself reasonably available in person, by phone and/or by email during regular work hours, on a non-exclusive basis, to answer questions from members of Bancorp’s board of directors or any person specifically designated by Bancorp’s board of directors regarding matters with which Morales is familiar and/or about which Morales acquired knowledge, expertise and/or experience during the time Morales was employed by the Company.  Morales shall be an independent contractor, and not an employee or agent, during the Consulting Period and shall have no authority to bind Bank or Bancorp to any third person or otherwise to act in any way as a representative of Bank or Bancorp.  As an independent contractor, Morales shall not be eligible to participate in any employee benefit plans or programs during the Consulting Period, except as expressly set forth in Section 2 of the Agreement.  The payment described in Paragraph 2(a) shall be considered, in part, as compensation to Morales for the services rendered by him during the Consulting Period and Morales shall receive no additional monies or fees from Bank or Bancorp for providing the services described in this Paragraph.

4. Return of Property.  Morales agrees to return to Bancorp no later than the close of business on January 26, 2008 all property of any of the Vineyard Entities which Morales has in his custody or control including, but not limited to, office equipment, forms, manuals, client files, personnel files, or other confidential or proprietary materials of any of the Vineyard Entities.  Morales agrees to maintain all information regarding any of the Vineyard Entities’ clients or internal policies or procedures as strictly confidential and shall not disclose them to third parties.

5. Waiver of Rights.  Morales agrees that the payments and benefits referenced in this Agreement are in excess of all monies and/or benefits owed by Bank and/or Bancorp to him for any reason whatsoever, and except as specifically provided by this Agreement, all rights of Morales associated with his employment and/or that certain Amended and Restated Employment Agreement among Bancorp, Bank and Morales dated April 9, 2007 are terminated as of the Separation Date.

6. Releases of Known and Unknown Claims.  In consideration of the payments and benefits outlined above, and excepting only the obligations created in this Agreement, Morales hereby releases and discharges Bank, Bancorp and their current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as their predecessors, parents, subsidiaries, affiliates, divisions, and successors in interest of and from any and all claims, demands, liabilities, suits or damages of any type or kind, whether known or unknown, including, without limitation, any and all claims arising from or in any way related to Morales’ employment with any of the Vineyard Entities, the termination thereof or the Amended and Restated Employment Agreement dated April 9, 2007.

This release specifically includes, without limitation, all claims for wages, salary, incentives, incentive awards, bonuses, benefits, wrongful discharge, breach of express or implied contract, defamation, fraud, misrepresentation, intentional or negligent infliction of emotional distress, defamation, compensatory and/or other relief relating to or in any way connected with the terms, conditions, and benefits of employment, discrimination based on race, color, sex, religion, national origin, age, marital status, disability and medical condition, and/or all claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the California Fair Employment and Housing Act, COBRA, the Employee Retirement Income Security Act of 1974 (“ERISA”), and/or violations of any other statutes, rules, regulations or ordinances whether federal, state or local.  Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from filing a charge with any federal, state or administrative agency, but Morales agrees not to participate in, and waives any rights with respect to, any monetary or financial relief arising from any such proceeding that relates to the matters released by this Agreement.

It is understood and agreed that this release extends to all claims of whatever nature, known or unknown, and includes all rights under Section 1542 of the Civil Code of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all claims, Morales expressly acknowledges that this Agreement also includes in its effect, without limitation, all claims that Morales does not know or suspect to exist in his favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any and all such claim(s).

This release does not extend to any future claim that Morales may have against Bank or Bancorp for:

(a) Payments to Morales provided for in this Agreement.

(b) Claims by Morales for indemnification pursuant to (i) indemnification provisions, if any, of the bylaws or charter documents of Morales, (ii) indemnification rights of Morales under California or other applicable law, (iii) indemnification pursuant to any directors and officers’ liability, general liability or other insurance policy carried by Bank or Bancorp, in the event any third party claims are asserted against Morales by virtue of his service as an officer or employee of Bank or Bancorp.

7. No Admission of Liability.  By entering into this Agreement, neither Bank nor Bancorp suggest or admit to any liability to Morales or that either of them violated any law or any duty or obligation to Morales.

8. Right to an Attorney, Time to Consider, Revocation.   Morales acknowledges and agrees that he was provided with twenty-one (21) days to consider this Agreement and to consult with counsel and Bank and Bancorp have advised Morales of his right to do so.  To the extent that Morales has taken less than twenty-one (21) days to consider this Agreement, Morales acknowledges that he has had sufficient time to consider this Agreement and to consult with counsel and that Morales did not desire additional time.  This Agreement is revocable by Morales for a period of seven (7) calendar days following Morales’ execution of this Agreement.  Thus, the terms of this Agreement will not become effective or enforceable for seven (7) calendar days following the date of this Agreement’s execution by Morales, during which time Morales may revoke this Agreement by notifying the undersigned representative of Bank and Bancorp in writing by registered letter.  This Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Morales’ execution of this Agreement.

9. Cooperation.  Morales agrees to cooperate with Bank and Bancorp in connection with disputes between Bank and/or Bancorp and third parties.  This cooperation may include, but is not limited to, conferring with and assisting Bank and Bancorp in preparatory work in litigation matters, providing factual information to Bank and Bancorp, and giving depositions and testimony in judicial and administrative proceedings.  Morales also agrees to provide such information or assistance to Bank and Bancorp as may be requested by Bank and/or Bancorp in connection with any regulatory examination by any state or federal regulatory authority.  Bank and Bancorp will reimburse Morales for his reasonable out-of-pocket expenses incurred in connection therewith, provided that such expenses are approved in advance by Bank and Bancorp.

10. No Solicitation of Customers or Employees.  Morales agrees that for one (1) year after the execution of this Agreement, he will not directly or indirectly:  (a) call on, or otherwise solicit business from any actual customer of Bank or Bancorp of which he is aware,  (b) encourage any customers or vendors of Bank or Bancorp to stop using the facilities or services of Bank or Bancorp, or (c) encourage any customers or vendors of Bank or Bancorp to use the facilities or services of any competitor of Bank or Bancorp, nor will he assist others in engaging in such activity.  Morales further agrees that he will not, during the period stated above, encourage or solicit for employment or independent contractor work, any employee of Bank or Bancorp, or any of their parent or subsidiary companies, to terminate his or her employment with Bank or Bancorp for any reason, nor will he assist others to do so.

11. Confidentiality.  Morales agrees that neither he nor his agents or representatives will disclose, disseminate and/or publicize, or cause or permit to be disclosed, disseminated or publicized, the existence of this Agreement, any of the terms of this Agreement, or any claims or allegations which Morales could have made or asserted against Bank or Bancorp to any person, corporation, association or governmental agency or other entity except:  (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of Morales’ immediate family; (3) to Morales’ attorneys; (4) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (5) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated by Morales to Bank and Bancorp telephonically, and confirmed immediately thereafter in writing, so that Bank and Bancorp will have the opportunity to assert what rights they have to non-disclosure prior to Morales’ response to the order, inquiry or subpoena.  Morales also agrees not to disclose or use for his own benefit, directly or indirectly, any confidential or proprietary information pertaining to the business of Bank or Bancorp and/or any of their customers or clients.  Morales acknowledges that he is obligated to abide by all previous non-disclosure agreements/proprietary rights agreements he entered into with Bank or Bancorp.  Morales also agrees to abide by all policies of Bank and Bancorp regarding the protection of Bank and Bancorp’s confidential and proprietary information.  Additionally, Morales agrees not to participate, cooperate or assist any person(s) with respect to any claim they may have against Bank and/or Bancorp, directly or indirectly, specifically or generally.  Any violation of this confidentiality provision contained herein by Morales shall be considered a material breach of this Agreement.

12. No Disparagement.  No party will make any negative, disparaging, detrimental or derogatory comments to any third party concerning any other party, or any of their current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as their predecessors, parents, subsidiaries, affiliates, divisions, subordinates, supervisors and successors in interest.

13. Arbitration.  Any and all disputes, controversies or claims of any kind or nature between the parties, including without limitation disputes, controversies or claims arising under or in any way relating to the interpretation, application or enforcement of this Agreement, Morales’ employment with any of the Vineyard Entities, any claim for benefits, Morales’ separation of employment from the Vineyard Entities, any claim by Morales that he was fraudulently induced to enter into this Agreement, or claims relating to the general validity or enforceability of this Agreement, shall be settled by final and binding arbitration under the auspices and rules of the American Arbitration Association or other mutually agreed upon alternative dispute resolution service.  Any such arbitration must be filed in Riverside County, California, and the laws of the State of California shall control except where federal law governs.  The prevailing party in any such arbitration proceeding shall be entitled to reasonable costs and attorney’s fees.  The award of the arbitrator is to be final and enforceable in any court of competent jurisdiction.

14. Waiver and Modification.  The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect either the validity of this Agreement or the right of any party to enforce the Agreement.  This Agreement may be modified or amended only by a written agreement executed by Morales and the undersigned representatives of Bank and Bancorp.

15. Integration. This Agreement between the parties constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof.  No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

16. Regulatory Provision.  Any payments made to Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder.

17. Severability and Savings Provision.  In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.  Additionally, in the event that any portion of this agreement is deemed void or unenforceable, the parties will be excused from performing that portion of the Agreement.

18. Governing Law.  This Agreement shall be construed in accordance with, and be governed by the laws of the United States, including the rules and regulations of the Office of the Comptroller of the Currency and, to the extent federal is not applicable, by the laws of the State of California, both procedural and substantive.

PLEASE READ CAREFULLY.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: January 23, 2008	VINEYARD BANK, NATIONAL ASSOCIATION
By: /s/ James G. LeSieur III

Dated: January 23, 2008	VINEYARD NATIONAL BANCORP
By: /s/ James G. LeSieur III

I have carefully read this Agreement and understand that it contains a release of known and unknown claims.  I acknowledge and agree to all of the terms and conditions of this Agreement.  I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

Dated: January 23, 2008	/s/ Norman Antonio Morales
Norman Antonio Morales